EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
                  =============================================
                        COMPUTATION OF EARNINGS PER SHARE
                        ---------------------------------
                      Dollars and Share Amounts in Millions
                                                  Three Months Ended  Nine Months Ended
                                                        March 31           March 31
                                                  ------------------  -----------------

NET EARNINGS PER SHARE                            1995      1994      1995      1994
- ----------------------                            --------  --------  --------  --------
Net earnings                                      $  631    $  482    $2,173    $1,805
  Deduct preferred stock dividends                    26        26        77        76
                                                  --------  --------  --------  --------
Net earnings applicable to common stock           $  605    $  456    $2,096    $1,729
- ---------------------------------------           ========  ========  ========  ========
  Average number of common shares outstanding      685.7     682.7     685.7     682.7

Per Share
- ---------
  Net Earnings per share                          $  .88    $  .66    $3.06     $ 2.53
                                                  ========  ========  ========  ========
NET EARNINGS PER SHARE ASSUMING
FULL DILUTION
- -------------------------------
Net Earnings                                      $  631    $  482    $2,173    $1,805
  Deduct differential -- preferred
    vs. common dividends                              11        13        34        39
                                                  --------  --------  --------  --------
Net earnings/(loss) applicable to common stock    $  620    $  469    $2,139    $1,766
- ----------------------------------------------    ========  ========  ========  ========
  Average number of common shares outstanding      685.7     682.7     685.7     682.7
  Add potential effect of:
    Exercise of options                             11.4       6.1      11.4       6.1
    Conversion of preferred stock                   52.9      54.1      52.9      54.1
                                                  --------  --------  --------  --------
  Average number of common shares
    outstanding, assuming full dilution            750.0     742.9     750.0     742.9
                                                  ========  ========  ========  ========
Per share assuming full dilution
- --------------------------------
  Net earnings per share assuming full dilution   $  .81    $  .64    $2.85     $ 2.38
                                                  ========  ========  ========  ========

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